EXHIBIT 10.1

STATE OF NORTH CAROLINA

COUNTY OF HYDE

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of the 26th day of August, 2009 (the “Effective Date”), by and between A. DWIGHT UTZ (“Executive”), THE EAST CAROLINA BANK (the “Bank”) and ECB BANCORP, INC. (“Bancorp”).

WITNESSETH:

WHEREAS, Executive currently is employed by the Bank as its President and Chief Executive Officer and has been elected as President and Chief Executive Officer of Bancorp; and

WHEREAS, the Bank desires and has agreed to continue to employ Executive as its President and Chief Executive Officer, and Executive desires and has agreed to continue in the employment of the Bank; and

WHEREAS, the Bank and Executive desire to set forth the terms and conditions of Executive’s continued employment with the Bank in a written agreement and, for that purpose, the Bank and Executive have agreed to enter into this Agreement; and

WHEREAS, Bancorp has agreed to join as a party to this Agreement for purposes of its separate agreements set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual promises, covenants, and conditions hereinafter set forth, and for other good and valuable considerations, the receipt and sufficiency of which hereby are acknowledged, the Bank, Bancorp and Executive hereby agree as follows:

1. Employment. The Bank agrees to continue to employ Executive, and Executive accepts continued employment with the Bank, upon the terms and conditions stated in this Agreement. For so long as Executive is employed by and serves as President and Chief Executive Officer of the Bank, Bancorp agrees that Executive also will be elected and serve as President and Chief Executive Officer of Bancorp. As an employee and officer of the Bank, and as an officer of Bancorp, Executive will (a) serve as President and Chief Executive Officer of the Bank and Bancorp and/or in such other or additional executive position or positions as shall be specified from time to time by the Bank’s and Bancorp’s Boards of Directors, (b) promote the Bank and Bancorp and their business and engage in business development activities on the Bank’s and Bancorp’s behalf, and (c) have such functional managerial duties, responsibilities and authority consistent with his position and/or as shall be assigned to him by the Bank’s and Bancorp’s Boards of Directors from time to time.

2. Term. Subject to the right of either Executive or the Bank to terminate Executive’s employment at any time as provided herein, the term of Executive’s employment with the Bank under this Agreement (the “Term of Employment”) shall be for a period beginning on the Effective Date and ending on July 1, 2012 (the “Expiration Date”); provided, however, that on July 1, 2010, and on July 1 of each year thereafter, and without any further action by the Bank or Executive, the Expiration Date and Term of Employment automatically shall be extended for one additional year unless the Bank gives written notice to Executive not less than six months prior to any such date that the Expiration Date and Term of Employment will not be so extended. Unless sooner terminated as provided in this Agreement, following the Bank’s giving of such written notice the Term of Employment will expire on the Expiration Date, as it may previously have been extended as described above. If, following the Expiration Date or other termination of this Agreement, Executive remains employed by the Bank, such employment shall be on an “at will” basis.

3. Cash Compensation; Incentive Compensation Plans. For all services rendered by Executive as an officer and employee of the Bank under this Agreement, during the Term of Employment the Bank shall pay Executive a base salary at an initial annual rate of TWO HUNDRED FORTY-FIVE THOUSAND AND NO/100S DOLLARS ($245,000.00) (“Base Salary”), which will increase to an annual rate of TWO HUNDRED FIFTY-NINE THOUSAND SEVEN HUNDRED AND NO/100S DOLLARS ($259,700.00) effective on January 1, 2010, if Executive remains actively employed by the Bank on that date. Thereafter, the Bank’s Board of Directors will review Executive’s Base Salary at least annually and, subject to the recommendation of its Compensation Committee, the Board may, at its sole discretion, increase Executive’s Base Salary rate from time to time during the Term of Employment. Base Salary paid under this Agreement shall be payable in accordance with the Bank’s normal payroll policies and procedures in effect from time to time.

Executive shall not be entitled to receive any separate or additional base salary or other cash compensation for his services as an officer of Bancorp.

Subject to the other terms of this Agreement (specifically including Paragraphs 11, 12 and 13 below), during the Term of Employment Executive shall be eligible to participate in any bonus, stock-based compensation or other incentive compensation plans maintained by the Bank from time to time and in which the Bank’s and Bancorp’s executive officers are participants; provided, however, that the terms of those plans, the level of Executive’s participation, and the terms and amount of payments, compensation or awards he may receive thereunder, shall be within the sole discretion of the Bank’s and Bancorp’s Boards of Directors and subject to applicable restrictions under the “CPP Rules” (as that term is defined in Paragraph 11).

4. Employee Benefit Plans; Fringe Benefits; Income Taxes.

(a) Benefit Plans. During the Term of Employment, Executive shall be eligible to participate in any and all employee benefit plans or programs maintained by or for the Bank that are generally available to and which cover all the Bank’s employees, subject to the rules applicable to such plans or programs prevailing from time to time. Except as otherwise specifically provided herein, Executive’s participation in such plans and programs and entitlement to benefits (including vacation and other leave) shall be subject to and in accordance with the terms and conditions (including eligibility requirements) of and laws and regulations applicable to such plans and programs, resolutions of the Bank’s Board of Directors establishing such plans and programs, and the Bank’s normal practices and established policies regarding such plans and programs; provided, however, that Executive shall be eligible to receive two weeks of paid vacation during 2009, and four weeks of paid vacation during each calendar year thereafter.

Executive acknowledges that the terms and provisions of the Bank’s employee benefit plans and programs from time to time may be determined only by reading the actual plan documents under which the Bank or the plan administrator, as applicable, may make certain administrative determinations with discretion, and that the Bank reserves the right to modify or terminate each plan or program and any benefits provided thereunder.

(b) Long Term Care Insurance. During the Term of Employment, the Bank will pay, or reimburse Executive for, premiums for existing long-term care insurance policies covering Executive and his spouse (policy numbers U000875677 and U02611242) issued through the Federal Long Term Care Insurance Program administered by Long Term Care Partners, LLC for John Hancock Life Insurance Company and Metropolitan Life Insurance Company.

(c) Automobile. During the Term of Employment, the Bank will provide Executive with the use of an automobile which shall be purchased and owned, or leased, in the name of the Bank. The selection of that automobile, and any periodic replacement thereof, shall be within the discretion of the Bank’s Board of Directors.

(d) Expense Reimbursement. Subject to and in accordance with its normal accounting and reimbursement policies and procedures in effect from time to time, the Bank will reimburse Executive for reasonable travel and other business-related expenses incurred in connection with the performance of his duties under this Agreement.

(e) Income Taxes. All cash or other compensation payable or provided to Executive under this Agreement shall be subject to customary withholding of taxes and such other deductions or withholdings as are required by law or customary for the Bank’s employees. Executive shall be solely responsible for any income or other taxes (including excise taxes) owed on account of his receipt from the Bank or Bancorp of any compensation or benefits under this Agreement and, to the extent that the Bank reasonably believes itself obligated to do so, the Bank and Bancorp may withhold any such taxes from cash or other compensation payable to Executive.

5. Standards of Performance and Conduct. During the Term of Employment, Executive shall:

(a) unless otherwise approved in writing by the Board of Directors, remain a full-time resident of Hyde County and reside within a 20-mile radius of Engelhard, North Carolina;

(b) faithfully and diligently discharge his obligations under this Agreement and perform the duties associated with his positions with the Bank and Bancorp, or otherwise assigned to him from time to time by the Bank’s or Bancorp’s Board of Directors, in a manner which is competent and reasonably satisfactory to the Boards of Directors;

(c) devote his full business time, attention, skill and efforts to the performance of his assigned duties as an officer of the Bank and Bancorp, subject to reasonable absences during periods of illness, vacation and other permitted leaves of absence consistent with the Bank’s personnel policies and procedures; provided, however, that subject to the terms of and any prior approval required by the “Code of Conduct” (as defined below), and to the other terms of this Agreement, Executive may devote personal time to service as a director or member of, or an advisor to, other organizations, to charitable and community activities, and to managing his personal investments, so long as those activities do not materially interfere with the performance of his duties under this Agreement and are not in conflict with, or adverse to, the interests of the Bank or Bancorp;

(d) comply with and use his best efforts to implement the Bank’s and Bancorp’s policies and procedures currently in effect or as are established from time to time by the Bank’s or Bancorp’s Board of Directors; and

(e) at all times and in all material respects, comply with any code of conduct or ethics policies applicable to Executive and/or the Bank’s and Bancorp’s employees, officers and directors in general, as in effect as of the Effective Date or as may be adopted, amended or supplemented from time to time subsequent thereto (the “Code of Conduct”), and with all federal and state statutes, and all rules, regulations, administrative orders, statements of policy, and other pronouncements or standards promulgated thereunder, which are applicable to the Bank and Bancorp and their officers, employees, directors, business, and operations.

6. Nomination for Election as a Director. Executive currently serves as a director of Bancorp and the Bank. Until the Expiration Date or, if earlier, termination of Executive’s service as the Bank’s and Bancorp’s President and Chief Executive Officer, at the end of each term of office as a director of Bancorp, Bancorp’s Board of Directors will nominate Executive for reelection for a new term as a director of Bancorp at Bancorp’s next annual meeting of shareholders; and, subject to his reelection by shareholders as a director of Bancorp, Bancorp (in its capacity as the Bank’s sole shareholder) will reelect Executive each year as a director of the Bank; provided, however, that, at the end of any term of office, Bancorp’s Board of Directors shall not be obligated to nominate Executive for reelection by shareholders as a director of Bancorp, and Bancorp shall not be obligated to reelect him as a director of the Bank, unless he satisfies all then current qualification and eligibility requirements pertaining to Bancorp’s and the Bank’s directors under applicable laws or regulations and Bancorp’s and the Bank’s Bylaws. Following his nomination each year by the Board of Directors, Executive’s service as a director of Bancorp shall be subject to his election by a vote of Bancorp’s shareholders.

In the event that Executive’s employment with the Bank, or his service as President and Chief Executive Officer of the Bank and Bancorp, under this Agreement terminates for any reason, Executive’s service as a director of Bancorp and the Bank also will terminate, and Executive hereby tenders his resignation as a director of Bancorp and the Bank effective as of the date of any such termination of his employment or service as President and Chief Executive Officer.

7. Termination and Termination Pay. Subject to the limitations set forth in Paragraphs 11, 12 and 13 below, and except to the extent otherwise provided in Paragraph 8 in the case of a “Change in Control” (as defined in that Paragraph), Executive’s and the Bank’s rights and obligations with respect to termination of the Term and Employment and Executive’s employment under this Agreement shall be as described in this Paragraph.

(a) By Executive. The Term of Employment and Executive’s employment under this Agreement may be terminated at any time by Executive upon 30 days’ written notice to the Bank. Upon such termination, Executive shall be entitled to receive Base Salary earned under this Agreement through the effective date of such termination but which remains unpaid (and which shall be paid on or before the end of the Bank’s then current pay period) and, thereafter, the Bank shall have no further obligations (for any payments, benefits or otherwise) under this Agreement.

(b) Death, Retirement or Disability. The Term of Employment and Executive’s employment under this Agreement automatically shall be terminated upon his death, “Retirement” or, subject to the Bank’s obligations and Executive’s rights under Title I of the Americans with Disabilities Act, Section 504 of the Rehabilitation Act, and the Family and Medical Leave Act, if applicable, and any other applicable federal, state or local laws, “Disability” during the Term of Employment. Upon any such termination, Executive (or, in the case of Executive’s death, his estate) shall be entitled to receive any Base Salary Executive shall have earned through the date of such termination but which remains unpaid (and which shall be paid on or before the end of the Bank’s then current pay period), and, thereafter, the Bank shall have no further obligations (for any payments, benefits or otherwise) under this Agreement.

“Retirement” shall mean a termination of Executive’s employment with the Bank which is treated as a retirement (whether early, normal or delayed retirement) under the terms of any qualified retirement benefit plan generally applicable to the Bank’s salaried employees and in which Executive is a participant, or any other termination of employment that Executive and the Bank mutually agree in writing to treat as a Retirement.

“Disability” shall mean a mental or physical impairment that, in the sole opinion of the Bank’s Board of Directors, renders Executive unable to perform the essential functions of his employment for a period of 90 days or more.

(c) By the Bank. The Bank may terminate the Term of Employment and Executive’s employment under this Agreement at any time for “Cause” (as defined below) or without Cause.

Upon any such termination by the Bank under this Paragraph 7(c) without Cause (other than under the circumstances described in Paragraph 8 below), Executive shall be entitled to receive from the Bank, and the Bank shall be obligated to pay or cause to be paid to Executive, continued Base Salary for the then current unexpired Term of Employment (without any further extensions) at a rate equal to 100% of Executive’s Base Salary rate in effect at the time of the termination of Executive’s employment (which payments shall be made on the same schedule as Executive’s Base Salary was paid by the Bank during the Term of Employment). Except as provided in Paragraph 8 below, the above payment shall be in lieu of any other payments or benefits provided for in this Agreement and, with the exception of the above payments, upon any such termination without Cause Executive shall have no further rights, and the Bank shall have no further obligations (for any payments, benefits or otherwise), under this Agreement.

Upon any such termination with Cause, Executive shall be entitled to receive Base Salary earned under this Agreement through the effective date of such termination but which remains unpaid (and which shall be paid on or before the end of the Bank’s then current pay period) and, thereafter, Executive shall have no further rights, and the Bank shall have no further obligations (for any payments, benefits or otherwise), under this Agreement.

For purposes of this Paragraph 7(c), the Bank shall have “Cause” to terminate Executive’s employment if:

(i) (A) Executive has breached in any material respect any of the terms or conditions of this Agreement or of the Code of Conduct, or has failed in any material respect to perform or discharge his duties or responsibilities of employment in the manner provided herein (provided however, that such a breach or failure, other than a breach of the Code of Conduct, shall not give the Bank “Cause” to terminate Executive’s employment if such breach or failure is corrected or cured by Executive to the Bank’s reasonable satisfaction (which shall not be unreasonably withheld by the Bank) within 30 days following written notice thereof to Executive), or (B) Executive is engaging or has engaged in willful misconduct or conduct which is detrimental in any material respect to the business or business prospects of the Bank or Bancorp or which has had or likely will have an adverse effect on the Bank’s or Bancorp’s business or reputation;

(ii) The material violation by Executive of any applicable federal or state law, or any applicable rule, regulation, order, or statement of policy promulgated by any governmental agency or authority having jurisdiction over the Bank or Bancorp, including but not limited to the North Carolina Commissioner of Banks, the Federal Deposit Insurance Corporation, the Federal Reserve Board, the Securities and Exchange Commissioner, or any other regulator (a “Regulatory Authority”), that results from Executive’s negligence, willful misconduct, or intentional disregard of such law, rule, regulation, order, or policy statement and results in any substantial damage, monetary or otherwise, to the Bank or Bancorp to their reputation;

(iii) The commission in the course of Executive’s employment with or service as an officer of the Bank or Bancorp of an act of fraud, embezzlement, theft, or proven personal dishonesty (whether or not such act or charge results in criminal indictment, charges, prosecution, or conviction);

(iv) The conviction of Executive of any felony or any criminal offense involving dishonesty or breach of trust, or the occurrence of any event described in Section 19 of the Federal Deposit Insurance Act or any other event or circumstance which disqualifies Executive from serving as an employee, officer or director of, or a party affiliated with, the Bank or Bancorp; or, in the event Executive becomes unacceptable to, or is removed, suspended, or prohibited from participating in the conduct of the Bank’s or Bancorp’s affairs (or if proceedings for that purpose are commenced), by any Regulatory Authority; or

(v) The exclusion of Executive by the carrier or underwriter from coverage under the Bank’s and Bancorp’s then current “blanket bond” or other fidelity bond or insurance policy covering its or their employees, officers, and directors, or the occurrence of any event that the Bank believes, in good faith, will result in Executive being excluded from such coverage, or having coverage limited as to Executive as compared to other covered employees, officers or directors, pursuant to the terms and conditions of such “blanket bond” or other fidelity bond or insurance policy.

8. Change in Control of the Bank.

(a) Notwithstanding anything contained in Paragraph 7 to the contrary, and subject to the limitations set forth in Paragraphs 11, 12 and 13 below, if:

(i) at the effective time of or any time within 18 months following a “Change in Control” (as defined below), the Bank terminates Executive’s employment without Cause (as defined in Paragraph 7(c) above) and such termination occurs prior to the Expiration Date, or

(ii) at the effective time of or any time within 18 months following a “Change in Control” (as defined below), a “Termination Event” (as defined below) occurs prior to the Expiration Date and, thereafter, Executive voluntarily terminates his own employment with the Bank, following the giving of written notice to the Bank and an opportunity for the Bank to cure or remedy the Termination Event, in the manner described in Paragraph 8(f) below, then (subject to the limitations set forth herein) Executive shall be entitled to receive from the Bank, and the Bank shall be obligated to pay or cause to be paid to Executive, an amount equal to 2.99 times Executive’s “base amount” as that term is defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), payable in 36 equal monthly installments which shall begin within 45 days following the “Termination Date” (as defined below) and be made on the same schedule as Executive’s Base Salary was paid by the Bank during the Term of Employment. In addition, if Executive chooses to exercise his rights to purchase continued individual health, dental or other insurance coverages under the Bank’s group insurance plans pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Bank shall reimburse Executive for the cost of his continued individual insurance coverages for 18 months or, if less, the maximum period during which such coverages are available to Executive under COBRA, but not longer than the unexpired Term of Employment hereunder. The above payment shall be in lieu of any other payments provided for in this Agreement (including, without limitation, the payments provided for in Paragraph 7 above), and, with the exception of the above payments, upon any such termination following a Change in Control, Executive shall have no further rights, and the Bank shall have no further obligations, under this Agreement. For purposes of this Agreement, the “Termination Date” will be the effective date of the termination of Executive’s employment which gives rise to the Bank’s payment obligation under this Paragraph 8.

(b) For purposes of this Agreement, but only to the extent consistent with the definition of the term “change in control” under Section 409A of the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder, as applicable (“Section 409A”), a “Change in Control” shall be deemed to have occurred if, after the Effective Date:

(i) any “Person” (for purposes of this Paragraph 8, as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended), directly or indirectly, acquires beneficial ownership of more than 50% of any class of voting securities entitled to vote in the election of directors of the Bank or Bancorp, or in any manner acquires control of the election of a majority of the directors of the Bank or Bancorp (excluding the Bank, Bancorp, any wholly-owned subsidiary of the Bank or Bancorp, or any employee benefit plan sponsored or maintained by the Bank or Bancorp); or

(ii) the Bank or Bancorp consolidates or merges with or into another corporation, or otherwise is reorganized, where the Bank or Bancorp is not the resulting or surviving corporation in such transaction, unless the transaction involves only two or more of the Bank, Bancorp or a wholly-owned subsidiary of the Bank or Bancorp; or

(iii) all or substantially all the Bank’s or Bancorp’s assets are sold or otherwise transferred to or acquired by any other corporation, association or other person, entity, or group.

However, notwithstanding anything contained herein to the contrary, for purposes of this Agreement the term “Change in Control” shall not include a transaction approved by the Bank’s or Bancorp’s Board of Directors that results in the Bank or Bancorp merging with, transferring its assets to, or becoming the subsidiary of, a corporation or entity newly formed at the direction of the Bank’s or Bancorp’s Board of Directors for the purpose of such transaction (including a corporation or entity so formed for the purpose of serving as the Bank’s or Bancorp’s parent bank holding company), and in connection with which transaction the holders possessing, directly or indirectly, a majority of the shares entitled to vote in the election of Bancorp’s directors immediately before the transaction or series of related transactions (other than those who exercise statutory rights of dissent and appraisal) will hold, directly or indirectly, a majority of the shares entitled to vote in the election of directors of the surviving or transferee entity immediately after the transaction or series of related transactions. Further, and notwithstanding the other provisions of this Paragraph 8, a transaction or event shall not be considered a Change in Control if, prior to the consummation or occurrence of such transaction or event, the Bank and Executive agree in writing that the same shall not be treated as a Change in Control for purposes of this Agreement, in which event Executive shall be deemed to have forever waived all right to any payment under this Agreement as a result of that transaction or event, but not to any future transaction or event.

(c) For purposes of this Paragraph 8, all references to the Bank or Bancorp shall include any “Successor” (as defined below) to the Bank or Bancorp which shall have assumed and become liable for the Bank’s or Bancorp’s respective obligations hereunder (whether such assumption is by agreement, operation of law, or otherwise). “Successor” refers to any Person or entity (corporate or otherwise) into which the Bank or Bancorp (or any such Successor) shall be merged or consolidated or to which all or substantially all the Bank’s or Bancorp’s (or any such Successor’s) assets shall be transferred in any manner.

(d) For purposes of this Paragraph 8, but only to the extent consistent with the definition of the term “good reason termination” under Section 409A, a “Termination Event” shall be deemed to have occurred if, without his express written consent:

(i) Executive’s annual Base Salary rate is materially reduced below the annual rate in effect as of the effective date of the Change in Control or as the same shall have been increased from time to time following such effective date;

(ii) Executive’s life insurance, medical or hospitalization insurance, disability insurance, or similar plans or benefits (including any retirement plan) being provided by the Bank to Executive as of the effective date of the Change in Control are reduced in their level, scope, or coverage, or any such insurance, plans, or benefits are eliminated without being replaced with substantially similar plans or benefits such that the reduction or elimination constitutes a material breach by the Bank (or any Successor) of the terms of this Agreement, unless such reduction or elimination applies proportionately to all salaried employees of the Bank who participated in such plans or benefits prior to such Change in Control;

(iii) Executive is transferred to a job location which is more than 75 miles (by most direct highway route) from his principal work location at the effective date of the Change in Control; or

(iv) (A) if the Bank or Bancorp continues to exist as a separate entity following the Change in Control, Executive’s duties or responsibilities are materially reduced such that he no longer serves in the same position with the Bank or Bancorp that he occupied immediately prior to the Change in Control, or (B) if as a result of the Change in Control the Bank or Bancorp no longer exists as a separate entity, Executive’s duties or responsibilities are materially reduced such that he is not designated as and does not serve as an executive officer of the Bank’s or Bancorp’s Successor or report directly to the Successor’s Chairman, President, or Chief Executive Officer.

However, notwithstanding the other provisions of this Paragraph 8, an event shall not be considered a Termination Event if, prior to the occurrence of such event, the Bank and Executive agree in writing that the same shall not be treated as a Termination Event for purposes of this Agreement, in which event Executive shall be deemed to have forever waived all right to any payment under this Agreement as a result of that event, but not to any future such event.

(e) If, prior to the effective time of a Change in Control, but following the date on which the Bank’s or Bancorp’s Board of Directors takes action to approve an agreement (including any definitive agreement or an agreement in principle) relating to the Change in Control, Executive’s employment is terminated by the Bank without Cause, thereby obligating the Bank to make monthly payments to Executive as described in Paragraph 7(c) above, and if that Change in Control later becomes effective, then, for purposes of this Agreement, the amount payable to Executive with respect to the termination of his employment shall be as described in Paragraph 8(a)(i) above rather than the amount described in Paragraph 7(c), but the number and aggregate amount of the monthly payments owed by the Bank under Paragraph 8(a)(i) shall be reduced by the number and aggregate amount of payments previously made to Executive under Paragraph 7(c) and if, following the termination of his employment, Executive chose to exercise his rights to purchase continued individual health, dental or other insurance coverages under the Bank’s group insurance plans pursuant to “COBRA,” the Bank shall be obligated to reimburse Executive for that coverage as provided above in Paragraph 8(a) above. Monthly payments under this Paragraph 8(e) shall be payable on the same schedule as payments previously were being made to Executive under Paragraph 7(c).

If Executive’s employment is terminated by the Bank without Cause more than 18 months following the effective time of a Change in Control, then, to the extent that this Agreement remains in effect, any amount payable to Executive with respect to the termination of his employment shall be solely as described in Paragraph 7(c) above.

In no event will Executive be entitled to receive the payments called for under both Paragraph 7(c) and Paragraph 8(a)(i) or an aggregate amount of payments in excess of the amount described in Paragraph 8(a)(i).

(f) In order to terminate his employment and become entitled to any payments under Section 8(a)(ii) of this Agreement, the Termination Event which gives rise to his right to terminate must occur within 18 months following the date the Change in Control becomes effective, and Executive must, within 30 days following the occurrence of the Termination Event, give written notice to the Bank describing the Termination Event and Executive’s intention to terminate his employment (a “Notice of Termination Event”). Following its receipt of Executive’s Notice of Termination Event, the Bank shall have a period of 30 days within which it may cure or remedy the Termination Event (the “Cure Period”). A Termination Event shall be deemed to have occurred on the date such action or event giving rise to the Termination Event is implemented or takes effect or, if later, on the date on which notice of the action or event is given to Executive.

If Executive gives a Notice of Termination Event to the Bank and the Termination Event is not cured or remedied by the Bank during the Cure Period, then, unless Executive previously has given written notice to the Bank as provided below that he withdraws the Notice of Termination Event and waives the Termination Event, the Termination Date shall be the earlier of (i) the expiration date of the Cure Period, or (ii) the date following Executive’s receipt of the written notice from the Bank in which it notifies Executive that it will not cure or remedy the Termination Event. If Executive does not give the required Notice of Termination Event within the 30-day period following the occurrence of a Termination Event as described above, or if Executive gives the required Notice of Termination Event within the 30-day notice period and the Termination Event is cured or remedied by the Bank within the Cure Period or, prior to the end of the Cure Period, Executive gives written notice to the Bank that he withdraws his Notice of Termination Event and waives the Termination Event, then Executive thereafter shall have no right to any payment hereunder with respect to that Termination Event, but he shall retain rights, if any, hereunder with respect to any other or further Termination Event as to which such notice period has not expired.

(g) It is the intent of the parties hereto that all payments made pursuant to this Agreement be deductible by the Bank for federal income tax purposes to the maximum extent permissible under applicable law and regulations, and that no such payments result in the imposition of an excise tax on Executive. Notwithstanding anything contained in this Agreement to the contrary, if the Compensation Committee of the Bank’s Board of Directors, based upon the advice of the Bank’s independent certified public accountants or legal counsel, reasonably believes that any payments to be made to or for the benefit of Executive under this Agreement on account of a Change in Control (whether separately or in combination with other payments to be made to or for the benefit of Executive pursuant to any other agreements or arrangements) would be deemed to be “parachute payments” as that term is defined in Section 280G(b)(2)(A) of the Code, without regard to Section 280G(e) of the Code, then the payments provided for under this Agreement or any such other payments may be modified or reduced in amount by the Bank to the extent (but only to the extent) which, based on the advice of the Bank’s independent certified public accountants or legal counsel, the Compensation Committee in good faith deems to be necessary to avoid the imposition of excise taxes on Executive under Section 4999 of the Code and the disallowance of a deduction to the Bank under Section 280G(a) of the Code.

In the event the amounts of any payment are required to be reduced pursuant to this Paragraph 8(g), the last payments in time shall be reduced first, and if any payments to be reduced otherwise would be made at the same time, payments other than cash shall be reduced first.

9. Full Satisfaction. Executive hereby expressly agrees and covenants that, except with respect to Executive’s rights, if any, expressly provided for in any separate written agreement pertaining to a payment or benefit to be provided by the Bank or Bancorp in connection with his employment or service as a director (including an agreement providing for an stock-based award granted to Executive), the payments, compensation and benefits received by Executive under this Agreement shall satisfy and discharge in full all of Executive’s claims against the Bank or Bancorp for payment for the services rendered by Executive as an officer, employee or director of the Bank and/or Bancorp.

10. Noncompetition; Confidentiality.

(a) General. Executive hereby acknowledges and agrees that (i) the Bank and Bancorp have made, and will continue to make, significant investments in the development of the Bank’s business in the geographic area identified below as the “Relevant Market” and, as a result, will have a valuable economic interest in the Bank’s business in the “Relevant Market” which they are entitled to protect; (ii) in the course of his service as an employee of the Bank, Executive will gain substantial knowledge of and familiarity with the Bank’s customers and its dealings with them, and other information concerning the Bank’s businesses, all of which will constitute valuable assets and privileged information belonging to the Bank; and (iii) in order to protect the Bank’s and Bancorp’s interest in their business, it is reasonable and necessary to place certain restrictions on Executive’s ability to compete against the Bank and on his disclosure of information about the Bank’s and Bancorp’s business and customers. For that purpose, and in consideration of the Bank’s and Bancorp’s agreements contained herein, Executive covenants and agrees as provided below.

(b) Covenant Not to Compete. During the “Restriction Period” (as defined below), Executive shall not “Compete” (as defined below), directly or indirectly, with the Bank.

For purposes of this Paragraph 10, the following terms shall have the meanings set forth below:

Compete. The term “Compete” means:

(i) soliciting any Person who was a Customer of the Bank on or within 90 days preceding the date of termination of Executive’s employment with the Bank to become a depositor in or a borrower from any other Financial Institution, to obtain any other service or product from any other Financial Institution, or to change any depository, loan, and/or other banking relationship of the Customer from the Bank to another Financial Institution

(ii) acting as a consultant, officer, director, advisory director, organizer, independent contractor, or employee of or to, or acquiring or maintaining more than a 1% passive investment in, any Financial Institution that has its main or principal office in the Relevant Market (as defined below), or, in acting in any such capacity with any other Financial Institution, to maintain an office or be employed at or assigned to or to have any direct involvement in the management, supervision, business, marketing activities, solicitation of business for or operation of any office of such Financial Institution located in the Relevant Market;

(iii) communicating to any Financial Institution the names or addresses or any financial information concerning any Person who was a Customer of the Bank on or within 90 days preceding the date of termination of Executive’s employment with the Bank; or

(iv) soliciting any person who was an employee or officer of the Bank or Bancorp on or within 90 days preceding the date of termination of Executive’s employment with the Bank to become an employee or officer of any other Financial Institution.

Customer. The term “Customer of the Bank” means any Person with whom the Bank has a depository or loan relationship, and/or to whom the Bank provides any other service or product.

Financial Institution. The term “Financial Institution” means (i) any federal or state chartered bank, savings bank, savings and loan association, or credit union (a “Depository Institution”), (ii) any holding company for, or corporation that owns or controls, any Depository Institution (a “Holding Company”), (iii) any subsidiary or service corporation of any Depository Institution or Holding Company, or any entity controlled in any way by any Depository Institution or Holding Company, or (iv) any other Person engaged in the business of making loans of any type, soliciting or taking deposits, or providing any other service or product that is provided by the Bank or one of its affiliated corporations.

Person. For purposes of this Paragraph 10, the term “Person” means any natural person or any corporation, partnership, proprietorship, joint venture, limited liability company, trust, estate, governmental agency or instrumentality, fiduciary, unincorporated association, or other entity.

Relevant Market. The term “Relevant Market” means:

(i) Hyde County, North Carolina;

(ii) the counties contiguous thereto; and

(iii) the area within a radius of 25 miles (as measured by normal and customary route of travel using U.S. designated public highways) from any principal or branch office maintained by the Bank on the date of termination of Executive’s employment with the Bank.

Restriction Period. The term “Restriction Period” means the period commencing on the Effective Date and ending 24 months following the effective date of any termination of Executive’s employment with the Bank, whether by Executive or by the Bank, for any reason, and whether before or after the Expiration Date; provided, however, that in the case of a termination of Executive’s employment by the Bank without Cause pursuant to Paragraph 7(c) or 8(a)(i) above, or Executive’s termination of his employment pursuant to Paragraph 8(a)(ii) above, the Restriction Period shall be for any longer period during which the Bank is obligated for continued payments of Base Salary to Executive under that Paragraph, but shall expire upon a default by the Bank in making those payments of Base Salary. Notwithstanding anything contained herein to the contrary, in the event any such payment of Base Salary is not made by the Bank by its due date, the Bank shall not be considered to be in default with respect to that payment unless it shall fail to make that payment within ten days after its receipt of written notice from Executive that the payment has not been made.

(c) Confidentiality Covenant. Executive covenants and agrees that any and all data, figures, projections, estimates, lists, files, records, documents, manuals, or other such materials or information (whether financial or otherwise, and including any files, data, or information maintained electronically, on microfiche, or otherwise) relating to the Bank or Bancorp and either of their lending and deposit operations and related business, regulatory examinations, financing sources, financial results and condition, Customers (including lists of Customers and former customers and information regarding their accounts and business dealings with the Bank), prospective customers, contemplated acquisitions (whether of business or assets), ideas, methods, marketing investigations, surveys, research, policies and procedures, computer systems and software, shareholders, employees, officers, and directors (herein referred to as “Confidential Information”) are confidential and proprietary to the Bank and Bancorp and are valuable, special, and unique assets of the Bank’s and Bancorp’s business which are not directly reproducible from any other source and to which Executive has had access as an officer of the Bank and Bancorp and will have access during his continued employment with the Bank.

Executive agrees that (i) all such Confidential Information shall be considered and kept as the confidential, private, and privileged records and information of the Bank and Bancorp, and (ii) during the Term of Employment, and at all times following the termination of this Agreement or his employment for any reason, and except as shall be required in the course of the performance by Executive of his duties on behalf of the Bank and Bancorp or otherwise pursuant to the direct, written authorization of the Bank or Bancorp, Executive will not: divulge any such Confidential Information to any other Person; remove any such Confidential Information in written or other recorded form from the Bank’s or Bancorp’s premises; or make any use of any Confidential Information for his own purposes or for the benefit of any Person other than the Bank or Bancorp. However, this Paragraph 10(c) shall not apply to any Confidential Information which then is in the public domain (provided that Executive was not responsible, directly or indirectly, for permitting such Confidential Information to enter the public domain without the Bank’s consent), or which is obtained by Executive from a third party which or who is not obligated under an agreement of confidentiality with respect to such information and who did not acquire such Confidential Information in a manner which constituted a violation of the covenants contained in this Paragraph 10(c) or which otherwise breached any duty of confidentiality. Further, the above obligations of confidentiality shall not prohibit the disclosure of any such Confidential Information by Executive to the extent such disclosure is required by subpoena or order of a court or regulatory authority of competent jurisdiction or to the extent that, in the reasonable opinion of legal counsel to Executive, disclosure otherwise is required by law.

(d) Reasonableness of Restrictions. In recognition of the nature of the Bank’s business as a community-oriented financial institution, and Executive’s continuing business development role as President and Chief Executive Officer of the Bank, Executive acknowledges and agrees that he will play a vital role in the Bank’s business development activities, and will have frequent contact with and access to Confidential Information concerning all Customers of the Bank, in all of the Bank’s banking markets Executive further acknowledges that the Bank and Bancorp have and will continue to have a substantial economic interest in the Bank’s business in the Relevant Market which this Paragraph 10 specifically is intended to protect. Accordingly, Executive agrees that it is reasonable and appropriate for the restrictive covenants set forth in this Paragraph 10 to apply to all of the Bank’s banking markets and to all its Customers in those markets, and that the Relevant Market and Restriction Period are limited in scope to the geographic territory and period of time reasonably necessary to protect the Bank’s and Bancorp’s economic interest and otherwise are reasonable and proper.

In the event the Restriction Period or any other such time limitation is deemed to be unreasonable by a court of competent jurisdiction, Executive hereby agrees to submit to such reduction of the Restriction Period as the court shall deem reasonable. In the event the Relevant Market is deemed by a court of competent jurisdiction to be unreasonable, Executive hereby agrees that the Relevant Market shall be reduced by excluding any separately identifiable and geographically severable area necessary to make the remaining geographic restriction reasonable, but this Paragraph 10 shall be enforced as to all other areas included in the Relevant Market which are not so excluded. If any of the restrictions set forth in this Paragraph 10 shall be declared invalid for any reason whatsoever by a court of competent jurisdiction, the validity and enforceability of the remainder of such restrictions shall not thereby be adversely affected.

(e) Remedies for Breach. Executive understands and acknowledges that a breach or violation by him of any of the covenants contained in Paragraphs 10(b) and 10(c) shall be deemed a material breach of this Agreement and will cause substantial, immediate, and irreparable injury to the Bank and Bancorp, and that the Bank and Bancorp will have no adequate remedy at law for such breach or violation. In the event of Executive’s actual or threatened breach or violation of the covenants contained in either such Paragraph, the Bank and Bancorp shall be entitled to bring a civil action seeking, and shall be entitled to, an injunction restraining Executive from violating or continuing to violate such covenant or from any threatened violation thereof, or for any other legal or equitable relief relating to the breach or violation of such covenant. Executive agrees that, if the Bank or Bancorp institutes any action or proceeding against Executive seeking to enforce any of such covenants or to recover other relief relating to an actual or threatened breach or violation of any of such covenants, Executive shall be deemed to have waived the claim or defense that the Bank and Bancorp have an adequate remedy at law and shall not urge in any such action or proceeding the claim or defense that such a remedy at law exists. However, the exercise by the Bank or Bancorp of any such right, remedy, power, or privilege shall not preclude the Bank or Bancorp, or their successors or assigns from pursuing any other remedy or exercising any other right, power, or privilege available to it for any such breach or violation, whether at law or in equity, including the recovery of damages, all of which shall be cumulative and in addition to all other rights, remedies, powers, or privileges of the Bank and Bancorp.

Notwithstanding anything contained herein to the contrary, Executive agrees that the provisions of Paragraphs 10(b) and 10(c) above and the remedies provided in this Paragraph 10(e) for a breach by Executive shall be in addition to, and shall not be deemed to supersede or to otherwise restrict, limit, or impair the rights of the Bank or Bancorp under any state or federal law or regulation dealing with or providing a remedy for the wrongful disclosure, misuse, or misappropriation of trade secrets or other proprietary or confidential information.

Executive acknowledges and agrees that his right to receive the payments set forth in Paragraphs 7(c) and 8 above (to the extent Executive is otherwise entitled to such payments) shall be conditioned upon Executive’s compliance with the restrictions set forth in this Paragraph 10. In the event that Executive breaches the provisions of Paragraphs 10(b) or 10(c), any obligation on the part of the Bank to make any payment under Paragraphs 7(c) or 8 shall cease and no further payments shall be due to Executive. However, the cessation of such payments pursuant to this Paragraph 10(e) shall not relieve Executive from the various covenants and agreements set forth in this Paragraph 10, nor shall it affect the Bank’s right to pursue any other remedies as described herein.

(f) Survival of Covenants. Executive’s covenants and agreements and the Bank’s and Bancorp’s rights and remedies provided for in this Paragraph 10 shall apply during the Term of Employment and shall survive and remain fully in effect following the Expiration Date or any actual termination of Executive’s employment with the Bank, whether before or after the Expiration Date.

11. Compliance with CPP Rules. Executive understands and agrees that Bancorp is a participant in the U.S. Department of the Treasury’s TARP Capital Purchase Program (the “CPP”), and, as a result, the Bank and Bancorp are bound by applicable law, rules, regulations and guidance restricting or pertaining to the compensation of officers and employees of CPP participants which are now in effect or may later be established (including but not limited to the rules and guidance currently set forth in interim final rules appearing at 31 C.F.R. Part 30 promulgated under Sections 101(a)(1), 101(c)(5) and 111 of the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009) (collectively, the “CPP Rules”). Executive, the Bank and Bancorp intend for this Agreement and payments and benefits payable to Executive hereunder to comply with the CPP Rules and, for that purpose, and notwithstanding anything contained in this Agreement to the contrary, Executive, the Bank and Bancorp agree as follows:

(a) Prohibited Payments; Authority to Modify Agreement. In no event shall the Bank or Bancorp have any obligation to make any payment, or provide any compensation

(whether in the form of cash, stock or otherwise) or other benefit to Executive (including without limitation any “Golden Parachute Payment,” as that term is defined in the CPP Rules, or any other payment or benefit payable in connection with or following any termination of Executive’s employment), to the extent that the Bank’s Board of Directors or its Compensation Committee determines, in its sole judgment, that such payment, compensation or other benefit would violate or be prohibited by or inconsistent with the CPP Rules.

If, in the sole judgment of the Bank’s Board of Directors or its Compensation Committee, any provision of this Agreement, or any such payment, compensation or benefit which the Bank or Bancorp is or becomes obligated to pay or provide to Executive under this Agreement, would violate or be prohibited by or inconsistent with the CPP Rules, then the Board or that Committee shall have the authority, exercisable unilaterally and without the Executive’s consent, to modify any or all of the provisions of this Agreement, or to reduce or eliminate any such payment, compensation or other benefit, to the extent the Board or Committee, in its sole judgment, considers necessary in order to comply with the CPP Rules.

The Board or Committee’s power to modify this Agreement shall be effective for so long as Bancorp is subject to the CPP Rules. The Board’s or Committee’s action modifying this Agreement may, but need not, be in the form of a written amendment or supplement to this Agreement, or in the form of a duly adopted resolution.

(b) Recovery of Bonus and Incentive Compensation. If, in the sole judgment of the Bank’s Board of Directors or its Compensation Committee, any payment or benefit paid or provided to Executive under this Agreement that the Board or Committee deems to be a “Bonus” or “Incentive Compensation” (as those terms are defined in the CPP Rules) was based on materially inaccurate financial statements or on any other materially inaccurate performance criteria, that payment or benefit shall not have been earned by Executive, shall be subject to recovery by the Bank or Bancorp, and shall be repaid by Executive to the Bank within 15 days after written demand by the Bank. The Executive’s repayment obligations shall survive termination of this Agreement and shall be effective for as long as Bancorp is subject to applicable CPP Rules.

(c) Waiver. Executive hereby acknowledges and agrees that, for as long as Bancorp is a participant in the CPP and is subject to the CPP Rules, the Bank and Bancorp will be bound by the CPP Rules, and any implementing guidance issued by the U.S. Treasury or other federal agencies. Executive hereby grants the waiver required by the U.S. Treasury to release the United States and the Bank and Bancorp from any claims that Executive might otherwise have as a result of any modification of Agreement as provided above, and agrees to execute such other documents as the U.S. Treasury may require to evidence this waiver.

(d) Survival of Covenants. Executive’s covenants and agreements and the Bank’s and Bancorp’s rights provided for in this Paragraph 11 shall survive and remain fully in effect following the Expiration Date or any actual termination of Executive’s employment with the Bank, whether before or after the Expiration Date.

12. Section 409A Matters. Executive, the Bank and Bancorp intend for this Agreement to comply with Section 409A. For that purpose, and notwithstanding anything contained in this Agreement to the contrary, Executive, the Bank and Bancorp agree as follows:

(a) Interpretation of Defined Terms. The terms used in this Agreement shall be defined and interpreted in a manner that is consistent with Section 409A and, in the event of any ambiguity in any of the terms or provisions of this Agreement, those terms or provisions shall be interpreted in a manner so as to comply with the applicable requirements of Section 409A;

(b) Treatment of Installment Payments. To the extent Executive is entitled to a series of installment payments under the provisions of this Agreement, such series of installment payments shall be treated as a series of separate payments for purposes of Section 409A, as applicable;

(c) Requirement of “Separation from Service;” Payments to “Specified Employees.” In the case of a payment upon the termination of Executive’s employment, no payment shall be made under this Agreement unless the termination of employment constitutes a “separation from service” under Section 409A, and, if the Bank determines that Executive is a “specified employee” within the meaning of Section 409A on the date of any such separation from service (the “Separation from Service Date”), then (i) any installment payments (including reimbursement for expenses) which the Bank is obligated to pay to Executive under this Agreement that would result in a tax, interest, and/or penalties under Section 409A if paid during the first six months after the Separation from Service Date shall be delayed and accumulated by the Bank and the accumulated amount shall be payable to Executive in a lump sum on the date that is six months and one week after the Separation from Service Date, with any additional installment payments for which the Bank is obligated after that six-month period being payable on the same schedule as Executive’s Base Salary was being paid by the Bank on the Separation from Service Date, and (ii) any lump-sum payment (including reimbursement for expenses) which the Bank is obligated to pay to Executive under this Agreement that would result in a tax, interest, and/or penalties under Section 409A if paid during the first six months after the Separation from Service Date shall be delayed and be payable to Executive in a lump sum on the date that is six months and one week after the Separation from Service Date;

(d) Expense Reimbursement. To the extent Executive is entitled to the reimbursement of any expenses or in-kind benefits under the provisions of this Agreement that is subject to Section 409A, the right to such reimbursement or benefit shall not be subject to exchange for another benefit and such reimbursement shall be paid by the Bank no later than two and one-half months after the year in which the expense is incurred, except as otherwise provided in Section 409A; and.

(e) Authority to Modify Agreement. This Agreement may be amended at any time by the Bank and Bancorp, without Executive’s consent, to the extent necessary to comply with, and avoid the imposition on Executive of an excise tax under, Section 409A; provided, however, that in the event the terms of this Agreement, any payments made hereunder, or any action or inaction by the Bank or Bancorp with respect thereto, shall be deemed not to comply with Section 409A, neither the Bank nor Bancorp shall be liable to Executive for any income or excise taxes or any other amounts imposed on or payable by Executive with respect to any payments made hereunder or for any actions, decisions or determinations made by the Bank or Bancorp in good faith.

(f) Survival of Covenants. Executive’s covenants and agreements and the Bank’s and Bancorp’s rights provided for in this Paragraph 12 shall survive and remain fully in effect following the Expiration Date or any actual termination of Executive’s employment with the Bank, whether before or after the Expiration Date.

13. Additional Regulatory Requirements. Notwithstanding anything contained in this Agreement to the contrary, and in addition to the provisions of Paragraphs 8(g), 11 and 12 above, it is understood and agreed that neither the Bank nor Bancorp (nor any of their successors in interest) shall be required to make any payment or take any action under this Agreement if:

(a) it is declared by any Regulatory Authority to be insolvent, in default or operating in an unsafe or unsound manner; or if

(b) in the opinion of counsel to the Bank and Bancorp, such payment or action (i) would be prohibited by or would violate any provision of state or federal law applicable to the Bank or Bancorp, including without limitation the Federal Deposit Insurance Act, as now in effect or hereafter amended, (ii) would be prohibited by or would violate any applicable rules, regulations, orders or statements of policy, whether now existing or hereafter promulgated, of any Regulatory Authority, or (iii) otherwise would be prohibited by any Regulatory Authority.

14. Effect of Termination. Except as otherwise provided below, upon the earlier of the Expiration Date or the effective date of any actual termination of Executive’s employment with the Bank under this Agreement for any reason, the provisions of this Agreement, with the exception of the Bank’s obligations, if any, for continued payments under Paragraphs 7(c) or 8 above, Executive’s covenants contained in Paragraph 10 above, and the agreements of the parties contained in Paragraphs 9, 11, 12 and 13 above, likewise shall terminate and be of no further force or effect. The Bank’s payment obligations, if any, under Paragraphs 7(c) or 8 above, Executive’s covenants contained in Paragraph 10 above, and the parties’ agreements in Paragraphs 9, 11, 12 and 13 above, shall survive and remain in effect in accordance with their terms following the Expiration Date and any actual termination of Executive’s employment.

15. Successors and Assigns.

(a) This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank or Bancorp which shall acquire, directly or indirectly, by conversion, merger, consolidation, purchase, or otherwise, all or substantially all of the assets of the Bank or Bancorp.

(b) The Bank is contracting for the unique and personal skills of Executive. Therefore, Executive shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Bank.

16. Modification; Waiver; Amendments. Except as otherwise provided in Paragraphs 8(g), 11 and 12 above, no provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the parties hereto. No waiver by either party hereto, at any time, of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party, shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

17. Applicable Law. The parties hereto agree that without regard to principles of conflicts of laws, the internal laws of the State of North Carolina shall govern and control the validity, interpretation, performance, and enforcement of this Agreement.

18. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

19. Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

20. Notices. Except as otherwise may be provided herein, all notices, claims, certificates, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given when hand delivered or sent by facsimile transmission by one party to the other, or when deposited by one party with the United States Postal Service, postage prepaid, and addressed to the other party at its designated address listed below, or at such other address as such other party shall have designated in a written notice given as provided in this Paragraph:

If to the Bank or Bancorp:	If to Executive:

The East Carolina Bank	A. Dwight Utz
35080 U.S. Highway 264	P. O. Box 396
Engelhard, NC 27824	Engelhard, NC 27824
Attention: Compensation Committee

21. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

22. Entire Agreement. This Agreement contains the entire understanding and agreement of the parties, and there are no agreements, promises, warranties, covenants, or undertakings other than those expressly set forth or referred to herein.

IN WITNESS WHEREOF, the Bank and Bancorp each has caused this Agreement to be executed under seal by its duly authorized officer in pursuance of authority duly given by its Board of Directors, and Executive has set hereunto his hand and adopted as his seal the typewritten word “SEAL” appearing beside his name, all as of the day and year first above written.

/S/ A. DWIGHT Utz	(SEAL)
A Dwight Utz

THE EAST CAROLINA BANK

By:	/S/ R. S. SPENCER, Jr.
R. S. Spencer, Jr.
Its:	Chairman of the Board of Directors

ECB BANCORP, INC.

By:	/S/ R. S. SPENCER, Jr.
R. S. Spencer, Jr.
Its:	Chairman of the Board of Directors